EXHIBIT 99.1

BIO

Larry P. Horner

Larry P. Horner graduated from University of Texas at Arlington in 1976 with a BBA degree in Accounting. Mr. Horner is a Certified Public Accountant and has been licensed in Texas since 1978. Initially, he served 4 years in public accounting followed by 13 years as Chief Financial Officer of U.S. Companies, Inc., a privately held oil and gas exploration and development company. Subsequently, Mr. Horner served 7 years as Senior Vice President and Chief Financial Officer of The Image Bank, a wholly owned subsidiary of Eastman Kodak, involved in the stock film and photography business. Mr. Horner is currently a Financial Consultant to a variety of organizations.